EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is made by and between PENN Capital Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the funds listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”), and Penn Capital Management Company, LLC, a [______ limited liability company] (the “Adviser”).

With respect to each Fund other than the Penn Capital Short Duration High Income Fund and Penn Capital Opportunistic High Income Fund, the Adviser hereby agrees to waive all or a portion of its advisory fees, and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of the Fund or any Class thereof, to the extent necessary so that total annual operating expenses (excluding any acquired fund fees and expenses, taxes, interest, brokerage fees, certain insurance costs, and extraordinary and other non-routine expenses) for the Fund or any Class thereof do not exceed the amount listed on Schedule A hereto for the Fund or Class.

With respect to each of the Penn Capital Short Duration High Income Fund and Penn Capital Opportunistic High Income Fund, the Adviser hereby agrees to waive all or a portion of its advisory fees, and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of the Fund or any Class thereof, to the extent necessary so that total annual operating expenses (including any acquired fund fees and expenses incurred by the Fund as a result of its investments in other investment companies managed by the Advisor, but excluding any acquired fund fees and expenses incurred by the Fund as a result of its investments in unaffiliated investment companies, taxes, interest, brokerage fees, certain insurance costs, and extraordinary and other non-routine expenses) for the Fund or any Class thereof do not exceed the amount listed on Schedule A hereto for the Fund or Class.

The Trust, on behalf of each Fund, agrees to repay the Adviser any fees previously waived or expenses previously assumed for a Fund or a Class thereof in later periods; provided, however, that the repayment shall be payable only to the extent that it (1) can be made for a period of three years following the end of the month in which the waiver or assumption was made, and (2) can be repaid without causing the expenses of the Fund or Class to exceed any applicable fee waiver or expense limitation agreement that was in place for the Fund at the time the fees were waived or expenses were assumed.

The Trust agrees to furnish or otherwise make available to the Adviser such copies of its financial statements, reports, and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably request in connection with this Agreement.

This Agreement shall become effective for each Fund as of ______, 2021 and shall continue in effect through April 1, 2023.

This Agreement may not be assigned by the Adviser without the prior consent of the Trust. This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement between the Trust, on behalf of the Fund, and the Adviser, or in the event of merger, reorganization or liquidation of the Fund.

(1)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the ___ day of ___________, 2021.

PENN CAPITAL FUNDS TRUST
on behalf of the Funds listed on Schedule A attached hereto

By:
Name:
Title:

PENN CAPITAL MANAGEMENT COMPANY, LLC

By:
Name:
Title:

(2)

SCHEDULE A

Fund	Expense Limitation (as a percentage of a Fund’s average daily net assets)
Penn Capital Mid Cap Core Fund
Institutional Class	1.06%

Penn Capital Special Situations Small Cap Equity Fund
Institutional Class	1.09%

Penn Capital Opportunistic High Income Fund
Institutional Class	0.72%

Penn Capital Floating Rate Income Fund
Institutional Class	0.64%

Penn Capital Micro Cap Equity Fund
Institutional Class	1.19%

Penn Capital Enterprise Value Small Cap Equity Fund
Institutional Class	0.99%

Penn Capital Short Duration High Income Fund
Institutional Class	0.54%

(3)